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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

FNB Corporation

(Name of Registrant as Specified In Its Charter)

FNB Corporation Shareholders Committee

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which the transaction applies:

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This letter prepared by the FNB Corporation Shareholders Committee was mailed to FNB employees on December 7, 2007.

FNB Corporation Shareholders Committee

P. O. Box 6022

Christiansburg, VA 24068

December 7, 2007

Dear Friends of FNB Corporation,

As a career-long employee of First National Bank and Chair of the FNB Corporation Shareholders Committee (the “Committee”), many employees have confronted me about the proposed transaction with Virginia Financial Group.

Many employees of First National Bank have indicated to me that although they believe that showing support for management’s proposal to sell the bank is essential because of their employment, they really believe that a rejection of the proposal is in the best interest of the shareholders, employees and the community. From what I have heard from FNB employees, this appears to be a growing sentiment and we welcome your support. Your assistance in defeating this proposal will assure the survivability of First National Bank and will be instrumental in restoring the community image of FNB Corporation.

You should be aware that the proxy statements of both the Corporation and the Shareholders Committee contain statements that the ESOP held shares of FNB will be voted by the trustee based on the instruction of the beneficial owners and that those instructions will be held confidential by the trustee.

If we are successful in our efforts to defeat the proposed transaction, the Shareholders Committee will then take steps to reduce the stress which you have experienced in the work place since management announced its proposal. We believe that it is important to communicate to you some of the positive steps which will be taken to accomplish this objective.

The Committee will propose to the Board of Directors the selection of a CEO from the long-term FNB employees qualified for this position. Our promise to you is that we will support the hiring of a new CEO committed to restoring the former FNB-style of community banking.

Second, we believe that the current bonus structure whereby the lion’s share of any available bonuses is paid to the highly paid with little left for distribution to the employees who work every day to make FNB Corporation profitable should be changed. The Committee will present to the Board of Directors a strategy by which most bonuses will be paid to the employees who are the face and soul of First National Bank. Little, if any, of available bonuses would be paid to top management until profits are restored and the return on equity (“ROE”) reaches 12.0 or higher.

Third, we are all painfully aware of the fact that our profitability has eroded even further during this critical time period. As reported in the Roanoke Times on November 6, 2007, the shareholders return on average equity decreased to 7.3% last quarter from 11.25% for the three months ended September 30, 2006. Management and the Board of Directors share in the responsibility for this decline in profitability of the Company. The Shareholders Committee will propose to the Board of Directors that until profits are restored and the ROE reaches 12.0 or higher for two consecutive quarters that no fees or stock grants or compensation of any kind be paid to any Board member.

We have already provided information regarding other strategies which we will insist upon to restore the ROE to higher levels. With improved financial performance, the Company does not need this sale and will not need any future sale. A comparison of performance under prior management and the decline under current management supports our position that we do not need to sell the Company but must change management. It is ironic that the management that has let the Company’s performance decline is now asking you to trust them in their claim that the sale of the Company is in your best interest and the best interest of shareholders.

At this point we want to assure you that we are watching the performance of FNB, are aware of its financial decline and, upon rejection of management’s proposal, will move immediately to implement strategies to restore the economic health of the Company. We also want to take this opportunity to announce to you the opening of our website (www.FNBCORPORATIONSHAREHOLDERSCOMMITTEE.com) where you will be able to obtain additional information in supporting our efforts to defeat the proposed sale and restore the Company to economic health.

Sincerely,

/s/ Shirley Martin Shirley Martin, Chair